Exhibit 10.4

Amendment to Supply Agreement

This Amendment to Supply Agreement ("Amendment") is effective as of July 23, 2019 (the "Effective Date"), between Nevro Corp., a Delaware corporation (“Nevro”), and Pro-Tech Design and Manufacturing, Inc., a California corporation ("Pro-Tech").  The parties hereby agree to amend the Supply Agreement entered into between the parties effective July 23, 2014 (the “Agreement”).  All defined terms in this Amendment shall have the same meaning as stated in the Agreement, unless otherwise expressly stated in this Amendment.  The parties agree to amend and/or supplement the Agreement as follows:

1.Republication and Agreement Extension.  The parties agree to "republish" the Agreement, and be bound by the terms of the Agreement during the Extension Term (defined below). Similarly, the parties agree that the terms of the Agreement shall apply to and govern any purchases or transactions between the parties during the period of time from expiration of the Initial Term until the date this Amendment was signed.

The initial Term of the Agreement was from July 23, 2014, until July 22, 2019 (“Initial Term”).  The Parties agree to extend the Initial Term for an additional one (1) year period ending July 22, 2020 (the "Extension Term"), upon terms and conditions of the Agreement as amended herein. The Initial Term and the Extension Term shall be referred to herein as the “Term.”

This Agreement shall automatically renew for one (1) year periods upon expiration of the then-current Term; provided that either party may terminate this Agreement as provided in Section 14 of the Agreement. Nevro also may terminate this Agreement by providing Pro-Tech notice of termination at least thirty (30) days prior to expiration of the then-current Term.

2.Intellectual Property.  The following Sections 11.3 and 11.4 are added to the Agreement:

11.3 Trademark Licenses.  Nevro trademarks, trade names, service marks, part numbers or other identifiers, including any Nevro packaging (excluding any PRO-TECH stock materials or components) and copyright notices, constitute “Nevro Marks” for purposes of this Agreement. Pro-Tech is only authorized to use the Nevro Marks in connection with Products and will ensure that the Products contain the Nevro Marks, lot number and packaging specified by Nevro and conforming to Nevro specifications for external appearance (which will not require any material change in form or dimensions of the Products or require commercially unreasonable actions). Pro-Tech agrees not to sell, transfer, distribute, or otherwise convey any Product or service bearing or incorporating any Nevro Mark or Nevro code to any party other than to Nevro.  Pro-Tech will remove from all rejected, returned or unpurchased Products any such Nevro Marks and code, even if such removal would require destruction of the Products.

11.4  Nevro Property; License. All Specifications, tools, dies, layouts, models, drawings, plans, data, manufacturing aids, testing or other equipment or materials, inventions, technology, trade secrets, know how, all reproductions and replacements, or other proprietary information, and all intellectual property rights in the foregoing, which Nevro furnishes to Pro-Tech, or which are developed or acquired at Nevro’s expense or at its direction in the performance of work hereunder, (collectively and individually, “Nevro Property”) is Nevro’s property and is hereby deemed a bailment to Pro-Tech.  All Nevro Property furnished by Nevro

to Pro-Tech is provided on an “AS IS” basis.   Pro-Tech: (i) hereby assigns and agrees to assign to Nevro, all Nevro Property (including reasonably cooperating with Nevro to secure any and all intellectual property rights developed under this Agreement by, for example, assisting in the filing and prosecution of patent applications, timely reviewing drafts, providing documentary evidence, and executing such documents as Nevro may reasonably request); (ii) will safely maintain Nevro Property separate from Pro-Tech's property; (iii) will mark Nevro Property as "Property of Nevro Corp.”; (iv) will not move Nevro Property from Pro-Tech’s premises without Nevro’s prior written consent; (v) will not allow third parties to control, use, access or possess Nevro Property; (vi) will ensure that only Pro-Tech’s employees use and have access to Nevro Property solely for purposes of fulfilling Pro-Tech’s obligations to Nevro under this Agreement; (vii) will not substitute any property for Nevro Property; (viii) will maintain and make available to Nevro upon its request, sufficient records of all Nevro Property (including a description and part number of each and every Product, including components thereof, that the Nevro Property is used to create, maintain, and/or test said Product); (ix) shall promptly disclose to Nevro in writing the creation or acquisition of any and all Nevro Property; and (x) shall not take or allow any lien or other security interest against Nevro Property. Pro-Tech is responsible for performing all of its obligations under this Section 11 at Pro-Tech’s own expense. Pro-Tech hereby grants to Nevro an irrevocable, perpetual, sublicenseable (through all tiers of sublicensees), worldwide, nonexclusive, paid-up, royalty-free right under and to any pre-existing Pro-Tech intellectual property and to any intellectual property developed by Pro-Tech during the Term that is not Nevro Property to the extent necessary for Nevro to use the Products in an unrestricted manner, including the manufacture, sale, distribution, maintenance, repair, and/or use of the Products.

Except as expressly provided for in this Section 11, Pro-Tech shall acquire no right, title or interest in any of the trademarks, patents, trade secrets, service marks, copyrights, or other intellectual property of Nevro, and no such rights will be implied.

If there is any conflict between this Amendment and any other signed document between Nevro and Pro-Tech, this Amendment will prevail. All other terms and conditions of the Agreement remain in full force and effect, unless otherwise modified by written agreement between the parties.

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IN WITNESS WHEREOF, Nevro and Pro-Tech have caused this Amendment to be duly executed by their authorized representatives as of the Effective Date.

Nevro Corp.	Pro-Tech Design and Manufacturing, Inc.

By: /s/ Andrew Galligan	By: /s/ Aaron Swanson
Signature	Signature

Andrew Galligan	Aaron Swanson
Name	Name

Chief Financial Officer	President
Title	Title

6/10/2020	6/10/2020
Date	Date